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     EXHIBIT 23.1



     INDEPENDENT AUDITORS CONSENT




     We consent to the incorporation by reference in the Registration Statements of American Bio Medica Corporation (the "Company") on Form S-3 [File No. 333-70220], Form S-3 (File No. 333-16535), Form S-8 (File No. 333-91025)
     and Form S-8 (File No. 333-19203) of our report dated June 20, 2001 (with respect to Note B and Note L[5], July 23, 2001 and the last paragraph of Note J[3], July 18, 2001) on our audits of the financial statements of the Company as of April 30, 2001 and for each of the years in the two year period then ended which report is included in this Annual Report on Form 10-KSB/A. In addition, we consent to the reference to us under the heading "Experts" in the registration statements on the above S-3 forms.


     Our report contains an explanatory paragraph that states that the Company has experienced recurring net losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



     Richard E. Eisner & Company, LLP



     New York, New York




     January 25, 2002